EXHIBIT 10.2

RECEIVABLES SALE AGREEMENT

DATED AS OF AUGUST 31, 2007

BETWEEN

[                    ],

AS ORIGINATOR,

AND

[                    ],

AS BUYER

i

ARTICLE III CONDITIONS OF PURCHASE		11

Section 3.1	Conditions Precedent to Initial Purchase	11

Section 3.2	Conditions Precedent to Subsequent Purchases	11

ARTICLE IV COVENANTS		12

Section 4.1	Affirmative Covenants of Originators	12
(a)	Financial Reporting	12
(i)	Annual Reporting	12
(ii)	Quarterly Reporting	12
(iii)	Compliance Certificate	12
(iv)	Shareholders Statements and Reports	13
(v)	Management Letters	13
(b)	Other Notices and Information	13
(i)	Reportable Events	13
(ii)	Change in Credit and Collection Policy	13
(iii)	Verification of Account Sweeps	14
(iv)	Other Information	14
(v)	Termination Events or Unmatured Termination Events	14
(vi)	Downgrade of Parent	14
(vii)	Material Adverse Effect	14
(c)	Compliance with Laws and Preservation of Existence	14
(d)	Audits	14
(e)	Keeping and Marking of Records and Books	15
(f)	Compliance with Contracts and Credit and Collection Policy	15
(g)	Maintenance of Ownership and Perfection	15
(h)	Lenders’ Reliance	16
(i)	Collections	16
(j)	Taxes	17

Section 4.2	Negative Covenants of Originators	17
(a)	Name Change, Offices and Records	17
(b)	Change in Payment Instructions to Obligors or Sweep Instructions	17
(c)	Modifications to Contracts and Credit and Collection Policy	17
(d)	Sales, Liens	18
(e)	Accounting for Purchase	18

ARTICLE V TERMINATION EVENTS		18

Section 5.1	Termination Events	18

Section 5.2	Remedies	19

ARTICLE VI INDEMNIFICATION		20

Section 6.1	Indemnities by Originators	20

Section 6.2	Other Costs and Expenses	22

EXHIBITS AND SCHEDULES

Exhibit I	-	Definitions

Exhibit II	-	Principal Place of Business; Locations of Records; Other Names

Exhibit III	-	Lock-Boxes; Collection Accounts; Collection Banks

Exhibit IV	-	Form of Compliance Certificate

Exhibit V	-	Form of Subordinated Note

Exhibit VI	-	Form of Purchase Report

Schedule 1	-	Originator’s Jurisdiction of Organization, Organizational ID Number and FEIN

Schedule 2	-	List of Documents to Be Delivered to Buyer Prior to the Purchases

RECEIVABLES SALE AGREEMENT

THIS RECEIVABLES SALE AGREEMENT, dated as of August 31, 2007, is by and between:

(a) [                    ], a [                    ] (the “Originator”), and

(b) [                    ], a Delaware limited liability company (“Buyer”).

Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I hereto.

PRELIMINARY STATEMENTS

The Originator now owns, and from time to time hereafter will own, Gift Shop Receipts, Private Receivables and Government Receivables.

The Originator wishes to sell and assign (and/or contribute and assign) to Buyer, and Buyer wishes to purchase from the Originator, (i) all of the Originator’s right, title and interest in and to its Gift Shop Receipts, (ii) all of the Originator’s right, title and interest in and to its Private Receivables, together with the Related Security and Collections with respect thereto, and (iii) Participation Interests in all of the Originator’s right, title and interest in and to its Government Receivables, together with the Related Security and Collections with respect thereto.

The Originator and Buyer intend the transactions contemplated hereby to be true sales or absolute contributions to Buyer by the Originator of the Transferred Assets, providing Buyer with the full risks and benefits of ownership of the Transferred Assets, and neither the Originator nor Buyer intends these transactions to be, or for any purpose to be characterized as, loans from Buyer to the Originator.

Buyer plans to finance its purchase of Gift Shop Receipts, Private Receivables and Participation Interests in part by borrowing pursuant to that certain Credit and Security Agreement dated as of August 31, 2007 (as amended, restated, replaced and/or otherwise modified from time to time in accordance with the terms thereof, the “Credit and Security Agreement”) among Buyer and certain of its Affiliates, as joint and several borrowers, Parent, as Performance Guarantor, UHS of Delaware, Inc., as initial Servicer, Variable Funding Capital Company LLC and Three Pillars Funding LLC, as conduit lenders (collectively, the “Conduits”), SunTrust Bank and Wachovia Bank, National Association (“Wachovia”), as liquidity lenders, (collectively, the “Liquidity Banks”), SunTrust Robinson Humphrey, Inc. (“STRH”) as a co-agent, and Wachovia Bank, National Association, as a co-agent and as administrative agent (in such latter capacity, the “Administrative Agent”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMOUNTS AND TERMS OF THE CONTRIBUTIONS AND PURCHASES

Section 1.1 Contributions.

(a) On or before the date hereof, the Originator will contribute to the Buyer’s capital: (i) Private Receivables having an approximate aggregate book value of $[                    ] (the “Initial Contributed Receivables”) together with all Related Security and Collections associated therewith, (ii) Participation Interests in Government Receivables having an approximate aggregate book value of $[                    ] (the “Initial Contributed Participation Interests”), together with all Related Security and Collections associated therewith, (iii) Gift Shop Receipts in the amount of $[                    ] (the “Initial Contributed Gift Shop Receipts”), and the Buyer will accept such contributions.

(b) From time to time hereafter, the Originator may in its sole discretion contribute to the Buyer’s capital: (i) additional Private Receivables identified by the Originator (together with the Initial Contributed Receivables, “Contributed Receivables”), together with all Related Security and Collections associated therewith, (ii) Participation Interests in Government Receivables identified by the Originator (together with the Initial Contributed Participation Interests, “Contributed Participation Interests”), (iii) Gift Shop Receipts identified by the Originator (together with the Initial Contributed Gift Shop Receipts, the “Contributed Gift Shop Receipts”), and the Buyer will accept such contributions.

Section 1.2 Facility. On the terms and conditions hereinafter set forth and without recourse to the Originator (except to the extent specifically provided herein), the Originator shall sell to the Buyer: (i) all of its right, title and interest in, under and to all Private Receivables (other than Contributed Receivables) and the Related Security and Collections associated therewith, (ii) all of its right, title and interest in and to all Gift Shop Receipts originated by it from time to time (other than Contributed Gift Shop Receipts), and (iii) Participation Interests in all Government Receivables (other than Contributed Participation Interests) originated by it from time to time, and the Buyer shall purchase from the Originator all such Private Receivables and Gift Shop Receipts and all such Participation Interests of the Originator from time to time, in each case during the period from the date hereof to and including the Facility Termination Date (as defined in the Credit and Security Agreement).

Section 1.3 Making Purchases.

(a) Initial Purchase. The Originator shall give the Buyer at least one Business Day’s notice of its request for the initial Purchase, which request shall specify the date of such Purchase (which shall be the date hereof) and the proposed Purchase Price for such Purchase. On the date of such Purchase, the Buyer shall, upon satisfaction of the applicable conditions set forth in Article III, pay the Purchase Price for such Purchase in the manner provided in Section 1.3(d). Effective upon such payment, the Originator hereby sells, conveys, transfers and assigns to the Buyer (i) all Private Receivables originated by it and in existence on the date hereof (other than Initial Contributed Receivables), (ii) all Gift Shop Receipts originated by it and in existence on the date hereof (other than Initial Contributed Gift Shop Receipts) and (iii) Participation Interests in all Government Receivables originated by it in existence on the date hereof (other than Initial Contributed Participation Interests).

(b) Subsequent Purchases. On each Business Day following the initial Purchase, unless either party shall notify the other party to the contrary, the Originator shall sell to the Buyer and the Buyer shall purchase from the Originator, upon satisfaction of the applicable conditions set forth in Article III: (i) all Private Receivables and Gift Shop Receipts originated by the Originator, and (ii) Participation Interests in all Government Receivables originated by the Originator, in each case which have not previously been sold to the Buyer. The Buyer shall pay the Purchase Price for such Purchase in the manner provided in Section 1.3(d). Effective on each Purchase Date, the Originator hereby sells, conveys, transfers and assigns to the Buyer (i) all Private Receivables originated by it and not previously sold or contributed to the Buyer, (ii) all Gift Shop Receipts originated by it and not previously sold or contributed to the Buyer, and (iii) all Participation Interests in all Government Receivables originated by it and not previously sold or contributed to the Buyer.

(c) Special Provisions Relating to Sales and Contributions of Participation Interests. Following each sale or contribution of a Participation Interest in a Government Receivable, the Originator hereby agrees to hold such Government Receivable and any Related Security, Collections and proceeds with respect thereto for the benefit of the Buyer; provided that the Originator shall take no action in contravention of any law, rule or regulation applicable to such Government Receivable. It is understood and agreed that sales and contributions of Participation Interests in Government Receivables shall not include any right to collect the proceeds of any Government Receivable directly from the applicable Governmental Entity, except insofar as a court of competent jurisdiction shall order such Governmental Entity to make such payments directly to the Buyer or its assigns.

(d) Payment of Purchase Price. The Purchase Price for the initial Purchase shall be paid on the Purchase Date therefor, and the Purchase Price for each subsequent Purchase shall be paid on the next Settlement Date after the Purchase Date therefor, in each case, by means of any one or a combination of the following: (i) a credit from the Buyer to the Originator on the books and records of the Parent in an amount not to exceed the lesser of the Purchase Price and the cash then available to the Buyer, or (ii) a Subordinated Loan in a principal amount equal to the Deferred Purchase Price (if any) payable to the Originator. The allocation of the Purchase Price as among such methods of payment shall be subject in each instance to the approval of the Buyer and the Originator; provided, however, that the aggregate outstanding principal balance of all Subordinated Loans may not be increased to the extent that, after giving effect to such increase, the Tangible Net Worth of Buyer would be less than the Required Capital Amount. The obligations of the Buyer in respect of the Subordinated Loans shall be evidenced by a Subordinated Note payable to the Originator.

(e) Ownership of Transferred Assets. On each Purchase Date, after giving effect to the Purchase and any contributions on such date, the Buyer shall own all Transferred Assets in existence as of such date. The Purchase or contribution of any Private Receivable or Participation Interest shall include all Related Security and Collections with respect to such Private Receivable or Participation Interest.

(f) Purchase Reports. On or before each Monthly Reporting Date, the Originator shall (or shall require the Servicer to) deliver to Buyer a report in substantially the form of Exhibit VI hereto (each such report being herein called a “Purchase Report”) with respect to the Transferred Assets sold or contributed by the Originator to Buyer during the Settlement Period then most recently ended.

Section 1.4 Intention of the Parties. The Originator and the Buyer intend that the transfer of each Gift Shop Receipt, Purchased Receivable and Participation Interest hereunder from the Originator to the Buyer be treated as a sale or outright capital contribution of all of the Originator’s right, title and interest in, to and under such Gift Shop Receipt, Purchased Receivable and Participation Interest (as the case may be) and that, immediately after giving effect to the transfer, the Originator will have no further interest (legal or equitable) in any Gift Shop Receipt, Purchased Receivable or Participation Interest. Except for the Purchase Price Credits owed by the Originator pursuant to Section 1.5, the sale and contribution of Transferred Assets hereunder by the Originator shall be made without recourse to the Originator; provided, however, that (i) the Originator shall be liable to Buyer for all representations, warranties, covenants and indemnities made by the Originator pursuant to the terms of the Transaction Documents to which the Originator is a party, and (ii) such sale or contribution does not constitute and is not intended to result in an assumption by Buyer or any assignee thereof of any obligation of the Originator or any other Person arising in connection with such Transferred Assets, the related Contracts and/or other Related Security or any other obligations of the Originator. The Originator and the Buyer shall record each Purchase as a sale, contribution or purchase, as the case may be, on its books and records, and reflect each Purchase in its financial statements and tax returns as a sale, contribution or purchase, as the case may be. The parties intend that the Purchase Price with respect to each Transferred Asset shall constitute reasonably equivalent value in consideration therefor, and that no transfer hereunder may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended. In the event that, contrary to the mutual intent of the Originator and the Buyer, any Purchase of Gift Shop Receipts, Purchased Receivables and/or Participation Interests hereunder is not characterized as a sale or contribution but rather as a collateral transfer for security (or the transactions contemplated hereby are characterized as a financing transaction), such Purchase shall be deemed to be a secured financing, secured by a security interest in all of the Originator’s right, title and interest, now or hereafter existing and hereafter arising in, to and under (x) all Gift Shop Receipts, (y) all Private Receivables and the associated Related Security and Collections, and (z) all Government Receivables and the associated Related Security and Collections. In furtherance of the foregoing, the Originator hereby grants to the Buyer a security interest in all of the Originator’s right, title and interest now or hereafter existing in, to and under the Transferred Assets and the Government Receivables to secure the repayment of all amounts due and owing by the Originator to the Buyer hereunder with accrued interest thereon, if applicable, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent and all proceeds thereof (such amounts, the “Secured Obligations”).

Section 1.5 Purchase Price Credit Adjustments. If on any day the Outstanding Balance of a Purchased Receivable or a Purchased Participation Interest purchased from the Originator is:

(a) reduced as a result of any discount or adjustment by the Originator (other than as a result the insolvency, bankruptcy, creditworthiness or financial inability to pay of the applicable Obligor); or

(b) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction),

then, in such event, Buyer shall be entitled to a credit (each, a “Purchase Price Credit”) against the Purchase Price otherwise payable to the Originator hereunder equal to the Outstanding Balance of such Purchased Receivable or a Purchased Participation Interest, as the case may be (calculated before giving effect to the applicable reduction or cancellation) or such lesser amount by which the Outstanding Balance has been reduced. If such Purchase Price Credit exceeds the Original Balance of the Transferred Assets originated by the Originator on any day, the Originator shall pay the remaining amount of such Purchase Price Credit in cash immediately, provided that if the Termination Date has not occurred, the Originator shall be allowed to deduct the remaining amount of such Purchase Price Credit from any indebtedness owed to it under the Subordinated Note.

Section 1.6 Payments and Computations, Etc. All amounts to be paid or deposited by Buyer hereunder shall be credited in accordance with the terms hereof to the account of the Originator designated from time to time by the Originator or as otherwise directed by the Originator. In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, the Default Rate in respect thereof until paid in full; provided, however, that such Default Rate shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

Section 1.7 License of Software.

(a) To the extent that any software used by the Originator to account for the Transferred Assets originated by it is non-transferable, the Originator hereby grants to each of Buyer and the Servicer an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all such software used by the Originator to account for such Transferred Assets, to the extent necessary to administer such Transferred Assets, whether such software is owned by the Originator or is owned by others and used by the Originator under license agreements with respect thereto; provided that should the consent of any licensor of such software be required for the grant of the license described herein to be effective, such grant will be conditioned upon such consent, and Originator hereby agrees that upon the request of Buyer (or Buyer’s assignee), the Originator will use its reasonable efforts to obtain the consent of such third-party licensor. If any software used by the Originator to account for the Transferred Assets originated by it prohibits the Originator from granting the license to use described herein, or if, after reasonable efforts, consent of any licensor of such software for the grant of the license described herein is not obtained, there shall be no transfer of such software hereunder or any grant by the Originator of the license to use described herein. The license granted hereby shall be irrevocable until the collection or write-off of all Purchased Receivables or Purchased Participations hereunder.

(b) The Originator (i) shall take such action requested by Buyer (or Buyer’s assignee), from time to time hereafter, that may be necessary or appropriate to ensure that Buyer and its assigns have an enforceable ownership interest in the Records relating to the Transferred Assets purchased from the Originator hereunder, and (ii) shall use its reasonable efforts to ensure that Buyer and the Servicer each has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for such Transferred Assets and/or to recreate such Records.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties. The Originator hereby represents and warrants to Buyer and Buyer’s assigns, on the date hereof and on each date that any Private Receivable, Participation Interest or Gift Shop Receipt is originated by the Originator on or after the date hereof, that:

(a) Existence and Power. The Originator is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization specified on Schedule 1 to this Agreement, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by the Originator of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder are within its organizational powers and authority and have been duly authorized by all necessary organizational action on its part. This Agreement and each other Transaction Document to which the Originator is a party has been duly executed and delivered by the Originator.

(c) No Conflict. The execution and delivery by the Originator of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not result in the creation or imposition of any Lien on assets of such Person, or contravene or violate (i) its Organizational Documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property (except as created under the Transaction Documents) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d) Governmental Authorization. Other than the filing of the financing statements naming the Originator, as a debtor or seller, as required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by the Originator of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e) Actions, Suits. Except as set forth in the Parent’s periodic reports and reports on Form 8-K filed with the Securities and Exchange Commission prior to the date hereof, there are no actions, suits or proceedings pending, or to the best knowledge of the Originator, threatened, against or affecting the Originator, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect.

(f) Binding Effect. Each of the Transaction Documents to which the Originator is a party constitutes the legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information. All information heretofore furnished by the Originator or any of its Affiliates to Buyer (or its assigns) for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Person or any of its Affiliates to Buyer (or its assigns) will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein, taken as a whole, not misleading.

(h) Use of Proceeds. No portion of any Purchase Price payment hereunder will be used (i) for a purpose that violates, or would be inconsistent with, any law, rule or regulation applicable to the Originator or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i) Good Title. Immediately prior to each Purchase hereunder and upon the creation of each Receivable originated by the Originator after the Initial Cut-Off Date, the Originator has good and marketable title to the Transferred Assets free and clear of any Lien.

(j) Perfection. This Agreement, together with the filing of the financing statements and assignments contemplated hereby, is effective to transfer to Buyer (and Buyer shall acquire from the Originator, directly or indirectly): (i) legal and equitable title to with the right to sell and encumber each Transferred Asset originated by the Originator, whether now existing or hereafter arising, together with the Collections with respect thereto, and (ii) all of the Originator’s right, title and interest in the Related Security associated with each such Transferred Asset, in each case, free and clear of any Lien, except as created by the Transaction Documents. Unless Buyer (or its assigns) have caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the ownership interest in the Transferred Assets granted to the Buyer hereunder, the Originator has caused or will have caused, within ten days, the filing of such financing statements. In the event that, contrary to the mutual intent of the Originator and the Buyer, any Purchase of Transferred Assets hereunder is not characterized as a sale or contribution but rather as a collateral transfer for security (or the transactions contemplated hereby are characterized as a financing transaction), this Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Transferred Assets in favor of the Buyer, which security interest is (or, in the case of Gift Shop Receipts, will be upon the daily sweep from a Local Deposit Account to the Concentration Account) prior to all other security interests, and enforceable as such as against creditors of and purchasers from the Originator.

(k) Places of Business and Locations of Records. The principal place of business of the Originator and the offices where it keeps all of its Records are located at the addresses listed on Exhibit II or such other locations of which Buyer has been notified in accordance with Section 4.2(a) in jurisdictions where all action required by Section 4.2(a) has been taken and completed. The Originator’s Federal Employer Identification Number and Organizational Identification Number are correctly set forth on Schedule 1.

(l) Collection Procedures. The conditions and requirements set forth in Section 4.1(i) have at all times been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of the Originator at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit III. The full amount of available funds in each of the Local Deposit Accounts is swept daily into the Concentration Account pursuant to standing sweep instructions that remain in full force and effect (in the case of Local Deposit Accounts maintained at Bank of America) or pursuant to daily ACH instructions (in the case of all other Local Deposit Accounts). All payments on the Government Receivables originated by the Originator are paid either into one of the Originator’s Local Deposit Accounts or directly into the Concentration Account, and payment of the Originator’s Government Receivables directly into the Concentration Account does not conflict with any rules or regulations applicable to such Government Receivables. The Originator has not granted any Person, other than Buyer (and its assigns) dominion and control of any Lock-Box or any Local Deposit Account, or the right to take dominion and control of any such Lock-Box or Local Deposit Account at a future time or upon the occurrence of a future event. The Originator (or the Servicer on its behalf) has the ability to identify, within one Business Day, any amounts deposited into any of its Local Deposit Accounts that do not represent payments on account of Transferred Assets.

(m) Material Adverse Effect. Except as set forth in the Parent’s periodic reports and reports on Form 8-K filed with the Securities and Exchange Commission from time to time prior to the date hereof, since December 31, 2006, no event has occurred that would have a Material Adverse Effect on the Originator.

(n) Names. The name in which the Originator has executed this Agreement is identical to the name of the Originator as indicated on the public record of its state of organization which shows the Originator to have been organized. In the five (5) years prior to the date of this Agreement, the Originator has not used any names, trade names or assumed names other than the name in which it has executed this Agreement and as listed on Exhibit II.

(o) Ownership of Buyer. Parent owns, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Originator and Buyer other than (i) District Hospital Partners, L.P., (ii) Valley Health System LLC, (iii) Summerlin Hospital Medical Center LLC, and (iv) Laredo Regional Medical Center L.P., in each of which Parent owns, directly or indirectly, a majority interest. Such Equity Interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Buyer or the Originator.

(p) Not an Investment Company. The Originator is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(q) Compliance with Law. The Originator has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect on the Originator. Each Receivable originated by the Originator, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect on the Originator. The sale or contribution of Private Receivables and Participation Interests pursuant to this Agreement does not violate Medicare, Medicaid, TRICARE, The Federal Assignment of Claims Act or any applicable state’s assignment of claims act, or any rule or regulation promulgated pursuant to the foregoing.

(r) Compliance with Credit and Collection Policy. The Originator has complied in all material respects with the Credit and Collection Policy with regard to each Receivable originated by it and with regard to each Contract with respect to such Receivable, and has not made any material change to such Credit and Collection Policy, except such material change as to which Buyer (and its assigns) have been notified in accordance with Section 4.1(a)(vii).

(s) Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(t) Accounting. The manner in which the Originator accounts for the transactions contemplated by this Agreement in its financial statements does not jeopardize the characterization of the transactions contemplated herein as being true sales or outright capital contributions.

(u) Receivables. The Receivables constitute “accounts” within the meaning of the applicable UCC.

(v) Priority. Other than the security interest granted to the Buyer pursuant to this Agreement, the Originator has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Transferred Assets. The Originator has not authorized the filing of and is not aware of any financing statements against The Originator that include a description of collateral covering the Transferred Assets other than any financing statement relating to the security interest granted to the Buyer hereunder or that has been terminated. The Originator is not aware of any judgment or tax lien filings against The Originator.

ARTICLE III

CONDITIONS OF PURCHASE

Section 3.1 Conditions Precedent to Initial Purchase. The initial Purchase from the Originator under this Agreement is subject to the conditions precedent that (a) Buyer shall have been capitalized with cash and/or Receivables in an amount equal to the Required Capital Amount, (b) Buyer shall have received those documents listed on Schedule 2 and (c) all of the conditions to the initial advance under the Credit and Security Agreement shall have been satisfied on or before the closing date thereof or waived in accordance with the terms thereof.

Section 3.2 Conditions Precedent to Subsequent Purchases. Each subsequent Purchase from the Originator under this Agreement shall be subject to the further conditions precedent that: (a) a Termination Event shall not have occurred with respect to the Originator; (b) Buyer (or its assigns) shall have received such other approvals, opinions or documents as it may reasonably request, and (c) on the applicable Purchase Date, the following statements shall be true (and acceptance of the proceeds of any payment for such Transferred Asset shall be deemed a representation and warranty by the Originator that such statements are then true):

(i) the representations and warranties set forth in Article II are true and correct on and as of the applicable Purchase Date as though made on and as of such date; and

(ii) no event has occurred and is continuing or will result from the contemplated Purchase that will constitute a Termination Event or an Unmatured Termination Event.

Notwithstanding the foregoing conditions precedent, upon payment of the Purchase Price for any Transferred Asset originated by the Originator (whether by payment of cash or through an increase in the amounts owing the Originator under the Subordinated Note), title to such Transferred Asset (and, in the case of a Purchased Receivable or Purchased Participation Interest, title to the Related Security and Collections with respect thereto) shall vest in Buyer, whether or not the conditions precedent to Buyer’s obligation to pay for such Transferred Asset were in fact satisfied.

ARTICLE IV

COVENANTS

Section 4.1 Affirmative Covenants of Originators. Until the date on which this Agreement terminates in accordance with its terms:

(a) Financial Reporting. The Originator agrees that it will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and will furnish to Buyer (and its assigns):

(i) Annual Reporting. Within 90 days after the close of each of its fiscal years, the annual audited report for that fiscal year for the Parent and its Subsidiaries, containing a consolidated balance sheet of the Parent and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Parent and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (which financial statements shall be reported on by the Parent’s independent certified public accountants, such report to state that such financial statements fairly present in all material respects the consolidated financial condition and results of operation of the Parent and its Subsidiaries in accordance with GAAP and to be without any material qualifications or exceptions).

(ii) Quarterly Reporting. Within 45 days after the close of the first three (3) quarterly periods of each of its fiscal years, the quarterly unaudited consolidated balance sheet of the Parent and its Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of income and cash flows (together with all footnotes thereto) of the Parent and its Subsidiaries for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Parent’s previous fiscal year, accompanied by a certificate, dated the date of furnishing, signed by a Financial Officer of the Parent to the effect that such financial statements accurately present in all material respects the consolidated financial condition of the Parent and its Subsidiaries and that such financial statements have been prepared in accordance with GAAP consistently applied (subject to year end adjustments).

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit IV signed by a Financial Officer of Parent and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv) Shareholders Statements and Reports. Promptly upon the filing thereof or otherwise becoming available, copies of all financial statements, annual, quarterly and special reports, proxy statements and notices sent or made available generally by Parent to its public security holders, of all regular and periodic reports and all registration statements and prospectuses, if any, filed by any of them with any securities exchange or with the Securities and Exchange Commission, and of all press releases and other statements made available generally to the public containing material developments in the business or financial condition of Parent and its Subsidiaries.

(v) Management Letters. Promptly upon receipt thereof, copies of all comment letters submitted by Parent’s independent accountants to management in connection with their annual audit.

(b) Other Notices and Information. The Originator will deliver to Buyer and its assigns:

(i) Reportable Events. As soon as possible, if and when any member of the ERISA Group (A) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (B) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (C) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (D) applies for a waiver of the minimum funding standard under Section 412 of the Tax, a copy of such application; (E) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (F) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (G) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Parent setting forth details as to such occurrence and action, if any, which the Parent or applicable member of the ERISA Group is required or proposes to take.

(ii) Change in Credit and Collection Policy. At least five (5) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such proposed change or amendment, and (B) if such proposed change or amendment would be reasonably likely to materially adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting Buyer’s (or its assignee’s) consent thereto.

(iii) Verification of Account Sweeps. Biannually in connection with Parent’s annual audit procedures and promptly at such other time or times as Buyer may reasonably request, written verification from Collection Banks maintaining Lock-Boxes and/or Local Deposit Accounts that standing instructions remain in full force and effect to sweep the available funds therein on each Business Day into the Concentration Account.

(iv) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Transferred Assets originated by the Originator or the condition or operations, financial or otherwise, of the Originator as Buyer (or its assigns) may from time to time reasonably request in order to protect the interests of Buyer (and its assigns) under or as contemplated by this Agreement.

(v) Termination Events or Unmatured Termination Events. The occurrence of each Termination Event and each Unmatured Termination Event, by a statement of a Financial Officer of the Originator.

(vi) Downgrade of Parent. Promptly after the occurrence thereof, any downgrade in the rating of any rated Debt of Parent by S&P or by Moody’s, setting forth the Debt affected and the nature of such change.

(vii) Material Adverse Effect. Promptly upon learning thereof, the occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Compliance with Laws and Preservation of Existence. The Originator will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect on the Originator. The Originator will preserve and maintain its legal existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign entity in each jurisdiction where its business is conducted, except where the failure to so qualify or remain in good standing could not reasonably be expected to have a Material Adverse Effect on the Originator.

(d) Audits. The Originator will furnish to Buyer (or its assigns) from time to time such information with respect to it and the Transferred Assets sold by it as Buyer (or its assigns) may reasonably request; provided that, except in accordance with Section 14.14 of the Credit and Security Agreement and applicable law, Originators will not be required to furnish information that would constitute Protected Health Information as that term is defined in regulations implementing the Health Insurance Portability and Accountability Act (HIPAA). The Originator will, from time to time during regular business hours as requested by Buyer (or its assigns), upon reasonable notice and at the sole cost of the Originator, permit Buyer (or its assigns) or their respective agents or representatives, (i) to examine and make copies of and abstracts from all Records in the possession or under the control of the Originator relating to the Transferred Assets and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of the Originator for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to the Originator’s financial condition or the Transferred Assets and the Related Security or the Originator’s performance under any of the Transaction Documents or the Originator’s performance under the Contracts and, in each case, with any of the officers or employees of the Originator having knowledge of such matters (each of the foregoing examinations and visits, a “Review”). The Buyer anticipates one Review annually, with the ability to conduct additional Reviews based upon a change in circumstance.

(e) Keeping and Marking of Records and Books.

(i) The Originator will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Transferred Assets in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Transferred Assets (including, without limitation, records adequate to permit the immediate identification of each new Transferred Asset and all Collections of and adjustments to each existing Transferred Asset). The Originator will give Buyer (or its assigns) notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) The Originator will (A) on or prior to the date hereof, mark its books and records relating to the Transferred Assets with a legend, acceptable to Buyer (or its assigns), describing Buyer’s ownership interests in the Transferred Assets and further describing the interest of the Administrative Agent (on behalf of the Lenders) under the Credit and Security Agreement and (B) upon the request of Buyer (or its assigns) after the occurrence of a Termination Event, deliver to Buyer (or its assigns) all Contracts (including, without limitation, all multiple originals of any such Contract) relating to such Transferred Assets.

(f) Compliance with Contracts and Credit and Collection Policy. The Originator will timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables originated by it, and (ii) comply in all respects with the Credit and Collection Policy in regard to each such Receivable and the related Contract.

(g) Maintenance of Ownership and Perfection. The Originator, as applicable, will take all necessary action to establish and maintain, irrevocably in Buyer,

perfected legal and equitable title to (A) the Private Receivables, Gift Shop Receipts and Participation Interests originated by the Originator and the associated Collections and (B) all of the Originator’s right, title and interest in the Related Security associated with the Private Receivables and Participation Interests originated by the Originator, in each case, free and clear of any Liens other than Liens in favor of Buyer (and its assigns) (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s interest in such Transferred Assets and such other action to perfect, protect or more fully evidence the interest of Buyer as Buyer (or its assigns) may reasonably request).

(h) Lenders’ Reliance. The Originator acknowledges that the Administrative Agent and the Lenders are entering into the transactions contemplated by the Credit and Security Agreement in reliance upon Buyer’s identity as a legal entity that is separate from the Originator and any Affiliates thereof. Therefore, from and after the date of execution and delivery of this Agreement, the Originator will take all reasonable steps including, without limitation, all steps that Buyer or any assignee of Buyer may from time to time reasonably request to maintain Buyer’s identity as a separate legal entity and to make it manifest to third parties that Buyer is an entity with assets and liabilities distinct from those of the Originator and any Affiliates thereof and not a division of the Originator or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Originator (i) will not hold itself out to third parties as liable for the debts of Buyer nor purport to own any of the Transferred Assets and other assets acquired by Buyer, (ii) will take all other actions necessary on its part to ensure that Buyer is at all times in compliance with the “separateness covenants” set forth in Section 7.1(i) of the Credit and Security Agreement and (iii) will cause all tax liabilities arising in connection with the transactions contemplated herein or otherwise to be allocated between the Originator and Buyer on an arm’s-length basis and in a manner consistent with the procedures set forth in U.S. Treasury Regulations §§1.1502-33(d) and 1.1552-1.

(i) Collections. The Originator will cause (1) all Gift Shop Receipts to be deposited daily into a Local Deposit Account, (2) the full amount of all available funds in all Local Deposit Accounts which receive Collections to be swept or transferred via ACH daily into the Concentration Account, and (3) all Lock-Boxes to be related either to the Concentration Account or to a Local Deposit Account from which all available funds are swept or otherwise transferred daily into the Concentration Account. In the event any payments relating to Transferred Assets are remitted directly to the Originator or any Affiliate of the Originator, the Originator will remit (or will cause all such payments to be remitted) directly to the Concentration Account or the New Sweep Account within one (1) Business Day following receipt thereof and, at all times prior to such remittance, the Originator will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of Buyer and its assigns. The Originator will not grant the right to take dominion and control of any Lock-Box or Local Deposit Account at a future time or upon the occurrence of a future event to any Person, except to Buyer (or its assigns) as contemplated by this Agreement.

(j) Taxes. The Originator will file all tax returns and reports required by law to be filed by it and promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being contested in good faith by appropriate and timely proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. The Originator will pay when due any and all present and future stamp, documentary, and other similar taxes and governmental charges payable in connection with the Transferred Assets originated by it, and hold Buyer and its assigns harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes and governmental charges.

Section 4.2 Negative Covenants of Originators. Until the date on which this Agreement terminates in accordance with its terms, the Originator hereby covenants that:

(a) Name Change, Offices and Records. The Originator will not change its (i) state of organization, (ii) name, (iii) identity or structure (within the meaning of Article 9 of any applicable enactment of the UCC) or relocate any office where Records are kept unless it shall have: (i) given Buyer (and its assignee) at least thirty (30) days’ prior written notice thereof and (ii) delivered to the Buyer (or its assignee) all financing statements, instruments and other documents requested by the Buyer (or its assignee) in connection with such change or relocation.

(b) Change in Payment Instructions to Obligors or Sweep Instructions. The Originator will not terminate or change the standing instructions providing for the daily sweep of available amounts on deposit in the Local Deposit Accounts into the Concentration Account. The Originator will not open any new Local Deposit Account unless (i) it shall have delivered not less than 5 Business Days’ notice of its intention to do so to Buyer (and its assignee), and (ii) simultaneously with the opening of such account, it shall have instructed the applicable Collection Bank to sweep the available funds deposited into such Local Deposit Account each day into the Concentration Account. The Originator will not change the instructions to any Governmental Entity obligated on any Government Receivable to make payments thereon either directly to the Concentration Account or to a Lock-Box or Local Deposit Account that sweeps daily into the Concentration Account. The Originator will not authorize any Person to make payments or deposits into any Lock-Box or Collection Account other than Collections in respect to Transferred Assets. Buyer acknowledges that payments not for Transferred Assets, including payments in respect of Lease Receivables, may from time to time be deposited by mistake into a Local Deposit Account, and agrees that such deposits will not violate this covenant so long as they are immaterial in relation to the average monthly receipts in such Local Deposit Account and are free and clear of any Lien.

(c) Modifications to Contracts and Credit and Collection Policy. The Originator will not make any change to the Credit and Collection Policy that could reasonably be expected to adversely affect the collectibility of the Receivables originated by it or decrease the credit quality of any of its newly created Receivables. The Originator will not extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d) Sales, Liens. The Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Lien upon (including, without limitation, the filing of any financing statement) or with respect to, any Transferred Asset, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of Buyer provided for herein), and the Originator will defend the right, title and interest of Buyer in, to and under any of the foregoing property, against all claims of third parties claiming through or under the Originator.

(e) Accounting for Purchase. The Originator will not, and will not permit any Affiliate to, financially account (whether in financial statements or otherwise) for the transactions contemplated hereby in any manner other than the sale or outright capital contribution by the Originator to Buyer of the Transferred Assets originated by the Originator and the associated Related Security or in any other respect account for or treat the transactions contemplated hereby in any manner other than as a sale or contribution of such Transferred Assets and Related Security by the Originator to Buyer except to the extent that such transactions are not recognized on account of consolidated financial reporting in accordance with generally accepted accounting principles.

ARTICLE V

TERMINATION EVENTS

Section 5.1 Termination Events. The occurrence of any one or more of the following events with respect to the Originator shall constitute a Termination Event with respect to the Originator:

(a) The Originator shall fail to make any payment or deposit required hereunder when due and such failure shall continue for two (2) Business Days.

(b) The Originator shall fail to observe or perform any covenant or agreement contained in Section 4.1(b)(v) or 4.2.

(c) The Originator shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in Sections 5.1(a) and (b)), and such failure shall remain unremedied for 30 days after the earlier of (i) an Executive Officer of any of the Originator obtaining knowledge thereof, or (ii) written notice thereof shall have been given to the Originator by Buyer or any of its assigns.

(d) Any representation, warranty, certification or statement made by the Originator in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made.

(e) A Change of Control shall occur with respect to the Originator.

(f) The Parent or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing.

(g) An involuntary case or other proceeding shall be commenced against the Parent or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts an involuntary case or other proceeding shall be commenced against the Parent or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Parent or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect.

(h) Any Transaction Document ceases to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of the Originator or any Subsidiary, or at any time it is or becomes unlawful for the Originator or any Subsidiary to perform or comply with its obligations under any Transaction Document, or the obligations of the Originator or any Subsidiary under any Transaction Document are not or cease to be legal, valid and binding on the Originator or any Subsidiary.

(i) There shall have occurred any event (including but not limited to any material adverse finding in connection with the certification of the Originator as a provider under Medicare or Medicaid) which has or could reasonably be expected to have a Material Adverse Effect.

Section 5.2 Remedies. Upon the occurrence and during the continuation of a Termination Event with respect to the Originator, Buyer may take any of the following actions: (i) declare the Termination Date to have occurred with respect to the Originator, whereupon the Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Originator; provided, however, that upon the occurrence of a Termination Event described in Section 5.1(f) with respect to the Originator, or of an actual or deemed entry of an order for relief with respect to the Originator under the Bankruptcy Code, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Originator and (ii) to the fullest extent permitted by applicable law, declare that the Default Rate shall accrue with respect to any amounts then due and owing by the Originator to Buyer. The aforementioned rights and remedies shall be without limitation and shall be in addition to all other rights and remedies of Buyer and its assigns otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative to the extent permitted by applicable law.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnities by Originators. Without limiting any other rights that Buyer may have hereunder or under applicable law, the Originator hereby agrees to indemnify (and pay upon demand to) Buyer and its assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of Buyer or any such assign) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by Buyer of an interest in the Transferred Assets originated by the Originator, excluding, however:

(a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(b) Indemnified Amounts to the extent the same includes losses in respect of Transferred Assets originated by the Originator that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(c) taxes imposed on or measured by such Indemnified Party’s net income, and franchise taxes and branch profit taxes imposed on it, by the jurisdiction under the laws of which such Indemnified Party is organized or any political subdivision thereof, and taxes imposed on or measured by such Indemnified Party’s net income, and franchise taxes and branch profit taxes imposed on it, by the jurisdiction in which such Indemnified Party’s principal executive office is located or any political subdivision thereof;

provided, however, that nothing contained in this sentence shall limit the liability of the Originator or limit the recourse of Buyer to the Originator for amounts otherwise specifically provided to be paid by the Originator under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, but subject in each case to clauses (a), (b) and (c) above, the Originator shall indemnify Buyer for Indemnified Amounts relating to or resulting from:

(i) any representation or warranty made by the Originator (or any officers of the Originator) under or in connection with any Purchase Report, this Agreement, any other Transaction Document or any other information or report delivered by the Originator pursuant hereto or thereto for which Buyer has not received a Purchase Price Credit that shall have been false or incorrect when made or deemed made;

(ii) the failure by the Originator to comply with any applicable law, rule or regulation with respect to any Transferred Asset or any Contract related thereto; the nonconformity of any Transferred Asset or Contract included therein with any such applicable law, rule or regulation or any failure of the Originator to keep or perform any of its obligations, express or implied, with respect to any Contract; or the failure of the account designated by the Originator as the Concentration Account to comply with any law, rule or regulation applicable to so-called “Chain Home Office” accounts under Medicare and Medicaid regulations;

(iii) any failure of the Originator to satisfy any condition precedent set forth in Article III or to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) any products liability, personal injury or damage suit or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Transferred Asset;

(v) any dispute, claim, offset or defense (other than a defense related to the financial condition, or discharge in bankruptcy, of the Obligor) of the Obligor to the payment of any Transferred Asset (including, without limitation, a defense based on such Transferred Asset or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Transferred Asset or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling of Collections of Transferred Assets at any time with other funds, including, without limitation, receipts for leased space or equipment;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the Originator’s use of the proceeds of the Purchase from it hereunder, the ownership of the Transferred Assets originated by the Originator or any other investigation, litigation or proceeding relating to the Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii) any failure to vest and maintain vested in Buyer, or to transfer to Buyer, legal and equitable title to, and ownership of, the Transferred Assets originated by the Originator and the associated Collections, and all of the Originator’s right, title and interest in the Related Security associated with such Transferred Assets, in each case, free and clear of any Lien;

(ix) the failure to have filed or delivered to Buyer (or to its assigns for filing), or any delay in such filing or delivery of, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Transferred Asset originated by the Originator, whether at the time of the Purchase from the Originator hereunder or at any subsequent time;

(x) any action or omission by the Originator which reduces or impairs the rights of Buyer with respect to any Receivable or the value of any such Receivable;

(xi) any attempt by any Person to void the Purchase from the Originator hereunder under statutory provisions or common law or equitable action; and

(xii) the failure of any Receivable reflected as an Eligible Receivable on any Purchase Report prepared by the Originator to be an Eligible Receivable at the time acquired by Buyer.

Notwithstanding the foregoing, (i) the foregoing indemnification is not intended to, and shall not, constitute a guarantee of the collectibility or payment of the Transferred Assets conveyed hereunder; and (ii) nothing in the Section 6.1 shall require the Originator to indemnify any Indemnified Party for Receivables that are not collected, not paid or otherwise uncollectible on account of the insolvency, bankruptcy, creditworthiness or financial inability to pay of the applicable Obligor.

Section 6.2 Other Costs and Expenses. The Originator shall pay to Buyer on demand all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder. The Originator shall pay to Buyer on demand any and all costs and expenses of Buyer, if any, including reasonable counsel fees and expenses actually incurred in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following a Termination Event.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Waivers and Amendments.

(a) No failure or delay on the part of Buyer (or its assigns) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing signed by the Originator and Buyer. Any material amendment, supplement, modification or waiver, including, without limitation, any amendment to or waiver of a breach of Section 2.1(j), (u) or (v), will require satisfaction of the Rating Agency Condition (as defined in the Credit and Security Agreement).

Section 7.2 Notices. All communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the Buyer at its address or telecopy number set forth on the signature pages hereof and to the Obligors at the respective addresses set forth on Exhibit II, with a copy to Fulbright & Jaworski, L.L.P., 666 Fifth Avenue, New York, NY 10103, attention Warren J. Nimetz, Esq., or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (a) if given by telecopy, upon the receipt thereof, (b) if given by mail, five (5) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (c) if given by any other means, when received at the address specified in this Section 7.2.

Section 7.3 Protection of Ownership Interests of Buyer.

(a) The Originator agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that Buyer (or its assigns) reasonably may request, to perfect, protect or more fully evidence the interest of Buyer (or its assigns) hereunder, or to enable Buyer (or its assigns) to exercise and enforce their rights and remedies hereunder. At any time, Buyer (or its assigns) may, at the Originator’s sole cost and expense, direct the Originator to notify the Obligors of Transferred Assets of the ownership interests of Buyer under this Agreement and may also direct that payments of all amounts due or that become due under any or all Transferred Assets be made directly to Buyer or its designee.

(b) If the Originator fails to perform any of its obligations hereunder, Buyer (or its assigns) may (but shall not be required to) perform, or cause performance of, such obligations, and Buyer’s (or such assigns’) costs and expenses incurred in connection therewith shall be payable by the Originator as provided in Section 6.2. The Originator irrevocably authorizes Buyer (and its assigns) at any time and from time to time in the sole discretion of Buyer (or its assigns), and appoints Buyer (and its assigns) as its attorney(ies)-in-fact, to act on behalf of the Originator (i) to execute, if required, on behalf of the Originator as debtor and to file financing statements necessary or desirable in Buyer’s (or its assigns’) sole discretion to perfect and to maintain the perfection and priority of the interest of Buyer in the Transferred Assets originated by the Originator and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Transferred Assets as a financing statement in such offices as Buyer (or its assigns) in their sole discretion deem necessary or desirable to perfect and to maintain the perfection and priority of Buyer’s interests in such Transferred Assets. This appointment is coupled with an interest and is irrevocable. If the Originator fails to perform any of its obligations hereunder: (A) the Originator hereby authorizes Buyer (or its assigns) to file financing statements and other filing or recording documents with respect to the Transferred Assets and Related Security (including any amendments thereto, or continuation or termination statements thereof), without the signature or other authorization of the Originator, in such form and in such offices as Buyer (or any of its assigns) reasonably determines appropriate to perfect or maintain the perfection of the ownership or security interests of Buyer (or its assigns) hereunder, (B) the Originator acknowledges and agrees that it is not authorized to, and will not, file financing statements or other filing or recording documents with respect to the Transferred Assets or Related Security (including any amendments thereto, or continuation or termination statements thereof), without the express prior written approval by the Buyer (or its assigns), consenting to the form and substance of such filing or recording document, and (C) the Originator approves, authorizes and ratifies any filings or recordings made by or on behalf of the Buyer’s assigns in connection with the perfection of the ownership or security interests in favor of Buyer or the Buyer’s assigns.

Section 7.4 Confidentiality.

(a) The Originator and Buyer shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Fee Letter and the other confidential or proprietary information with respect to the Administrative Agent and the Conduits and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that the Parent and the Originator and their respective officers and employees may disclose such information to the external accountants, attorneys and other advisors of the Parent and the Originator and as required by any applicable law or order of any judicial or administrative proceeding.

(b) The Originator hereby consents to the disclosure of any nonpublic information with respect to it, other than patient information the disclosure of which is prohibited by applicable law, (i) to Buyer, the Agents, the Liquidity Banks or the Conduits by each other, (ii) to any prospective or actual assignee or participant of any of the Persons described in clause (i), (iii) to any rating agency, (iv) to any Commercial Paper dealer for or provider of a surety, guaranty or credit or liquidity enhancement to a Conduit or any entity organized for the purpose of purchasing, or making loans secured by financial assets for which Wachovia, STRH or any of their respective Affiliates acts as the administrator, and (v) to any officers, directors, employees, outside accountants, advisors and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information and except in the case of any rating agency, expressly agrees or is otherwise under a professional duty to maintain the disclosed information in confidence. In addition, the Lenders and the Administrative Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

Section 7.5 Bankruptcy Petition.

(a) The Originator and Buyer each hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of a Conduit, it will not institute against, or join any other Person in instituting against, such Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

(b) The Originator covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding obligations of Buyer under the Credit and Security Agreement, it will not institute against, or join any other Person in instituting against, Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 7.6 Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Originator, Buyer, or Buyer’s assignees, no claim may be made by any such Person (or its Affiliates, directors, officers, employees, attorneys or agents) against any such other Person (or its Affiliates, directors, officers, employees, attorneys or agents) for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each of the parties hereto, on behalf of itself and its Affiliates, directors, officers, employees, attorneys, agents, successors and assigns, hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 7.7 CHOICE OF LAW. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT, PURSUANT TO THE UCC OF THE STATE OF NEW YORK, THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE PURCHASER’S OWNERSHIP OF OR SECURITY INTEREST IN THE TRANSFERRED ASSETS ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 7.8 CONSENT TO JURISDICTION. EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PARTY PURSUANT TO THIS AGREEMENT, AND SUCH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF BUYER (OR ITS ASSIGNS) TO BRING PROCEEDINGS AGAINST THE ORIGINATOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE ORIGINATOR AGAINST BUYER (OR ITS ASSIGNS) OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY THE ORIGINATOR PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN THE STATE OF NEW YORK.

Section 7.9 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY THE ORIGINATOR PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 7.10 Integration; Binding Effect; Survival of Terms.

(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of the Originator, Buyer and their respective successors and permitted assigns (including any trustee in bankruptcy). No Originator may assign any of its rights and obligations hereunder or any interest herein without the prior written consent of Buyer. Buyer may assign at any time its rights and obligations hereunder and interests herein to any other Person without the consent of the Originator. Without limiting the foregoing, the Originator acknowledges that Buyer has assigned its rights, remedies, powers and privileges hereunder to the Administrative Agent, and that the Administrative Agent may further assign such rights, remedies, powers and privileges. The Originator agrees that the assignee of Buyer, shall have the right to enforce this Agreement and to exercise directly all of Buyer’s rights and remedies under this Agreement (including, without limitation, the right to give or withhold any consents or approvals of Buyer to be given or withheld hereunder) and the Originator agrees to cooperate fully with such assignee in the exercise of such rights and remedies. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by the Originator pursuant to Article II; (ii) the indemnification and payment provisions of Article VI; and (iii) Section 7.5 shall be continuing and shall survive any termination of this Agreement.

Section 7.11 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart via facsimile or electronic mail with a .pdf attachment shall, to the fullest extent permitted by applicable law, have the same force and effect as delivery of an executed original counterpart. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

<Signature pages follow>

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[ ], AS ORIGINATOR

By:
Name Printed:
Title:

Address:	c/o Universal Health Services, Inc.
367 S. Gulph Road
King of Prussia, PA 19406-0958
Attention: Cheryl Ramagano
Phone: (610) 768-3402
Fax: (610) 382-4407

[ ], as Buyer

By:
Name Printed:
Title:

Address:	367 S. Gulph Road
King of Prussia, PA 19406-0958
Attention: Cheryl Ramagano
Phone: (610) 768-3402
Fax: (610) 382-4407

Exhibit I

Definitions

This is Exhibit I to the Agreement (as hereinafter defined).

As used in the Agreement and the Exhibits and Schedules thereto, capitalized terms have the meanings set forth in this Exhibit I (such meanings to be equally applicable to the singular and plural forms thereof).

“Administrative Agent” has the meaning set forth in the Preliminary Statements to the Agreement.

“Affiliates” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10-50% of any class of voting securities of the controlled Person only if it also possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise, or (b) if the controlling Person owns more than 50% of any class of voting securities of the controlled Person.

“Agreement” means the Receivables Sale Agreement, dated as of August 31, 2007, between the Originator and Buyer, as the same may be amended, restated or otherwise modified.

“Alternate Base Rate” means the “Alternate Base Rate” (as defined in the Credit and Security Agreement) of Wachovia.

“Applicable State” has the meaning set forth in Section 2.1(a).

“Bankruptcy Code” means the Bankruptcy Code of 1978 (11 U.S.C. § 101 et seq.), as amended and in effect from time to time and any successor statute thereto.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York, or Atlanta, Georgia, and The Depository Trust Company of New York is open for business.

“Buyer” has the meaning set forth in the preamble to the Agreement.

“Calculation Period” means each calendar month or portion thereof which elapses during the term of the Agreement. The first Calculation Period shall commence on the date of the initial Purchases hereunder and the final Calculation Period shall terminate on the Termination Date.

“Capitalized Lease” means any lease the obligation for rentals with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Change of Control” means (a) as applied to Parent, any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) (except a person that has or a group of persons each of which has as of the date hereof more than 10% of such voting common stock) shall acquire beneficial ownership (within the meaning of Rule 13d–3 promulgated by the Securities and Exchange Commission under said Act) of 25% or more in voting power of the common stock of the Parent; or, during any period of 24 consecutive calendar months, individuals who were either (i) directors of the Parent on the first day of such period or (ii) elected to fill vacancies caused by the ordinary course resignation or retirement of any other director and whose nomination or election was approved by a vote of at least a majority of directors then still in office who were directors of the Parent on the first day of such period, shall cease to constitute a majority of the board of directors of the Parent, (b) as applied to the Originator, Parent ceases to own, directly or indirectly, a majority of the outstanding voting Equity Interests of the Originator, or (c) as applied to Buyer, Parent ceases to own a majority of the outstanding voting Equity Interests of Buyer.

“CMS” means Centers for Medicare & Medicaid Services of the Department of Health and Human Services, and any successor agency.

“Collection Account” means an account into which proceeds of Transferred Assets are deposited, whether in the form of cash, checks or other instruments, or via wire or other electronic or automated clearing house transfer, including without limitation, the Local Deposit Accounts, the Concentration Account and the New Sweep Account.

“Collection Agent” means UHS Receivables Corp., a Delaware corporation, in its capacity as cash collection agent for the benefit of Buyer and certain of its bankruptcy remote special purpose Affiliates.

“Collection Bank” means any bank at which a Collection Account or Lock-Box is maintained.

“Collections” means (a) with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable, and all funds deemed to have been received by the Originator or any other Person as a Collection pursuant to Section 1.5, and (b) with respect to any Participation Interest, all cash collections and other cash proceeds of the Government Receivable underlying such Participation Interest, including, without limitation, all cash proceeds of Related Security with respect to such Participation Interest, and all funds deemed to have been received by the Originator or any other Person as a Collection pursuant to Section 1.5.

“Commercial Paper” means promissory notes issued by a Conduit in the commercial paper market.

“Concentration Account” means an account that qualifies as a “Chain Home Office” account under applicable regulations applicable to Government Receivables. As of the date hereof, the Originator has designated account no. 81885-03047 in the Collection Agent’s name at Bank of America, N.A., in Chicago, Illinois, as the initial “Concentration Account”.

“Consolidated Subsidiaries” means, at any date as of which the same is to be determined, any Subsidiary or other entity the accounts of which would be consolidated with those of Parent in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings between the Originator and a Person pursuant to or under which such Person shall be obligated to pay for goods or services provided by the Originator from time to time.

“Credit and Collection Policy” means the Originator’s credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and delivered to Buyer and the Administrative Agent, as modified from time to time in accordance with the Agreement.

“Credit and Security Agreement” has the meaning set forth in the Preliminary Statements to the Agreement.

“CSA Final Payment Date” means the later of the “Facility Termination Date” (as such term is defined in the Credit and Security Agreement) and the date on which all Obligations (under and as defined in the Credit and Security Agreement) are paid in full.

“Debt” means, with respect to any Person at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under Capitalized Leases, (v) all non-contingent obligations of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (vii) all Debt of others Guaranteed by such Person.

“Default Rate” means a rate per annum equal to the sum of (i) the Alternate Base Rate, plus (ii) 2.00%, changing when and as the Alternate Base Rate changes.

“Deferred Purchase Price” means the portion of the Purchase Price of Transferred Assets purchased on any Purchase Date exceeding the amount of the Purchase Price under Section 1.3 that has been paid in cash.

“Discount Factor” means a percentage calculated to provide Buyer with a reasonable return on its investment in the Private Receivables and Participation Interests purchased from the Originator after taking account of (i) the time value of money based upon the anticipated dates of collection of such Receivables and the cost to Buyer of financing its investment in such Receivables during such period, (ii) the risk of nonpayment by the Obligors, (iii) servicing costs, and (iv) factoring expenses. The Originator and Buyer may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period, shall apply only prospectively and shall not affect the Purchase Price payment made prior to the Calculation Period during which the Originator and Buyer agree to make such change. There is no Discount Factor applicable to Gift Shop Receipts.

“Eligible Participation Interest” has the meaning set forth in the Credit and Security Agreement.

“Eligible Receivable” has the meaning set forth in the Credit and Security Agreement.

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of capital of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the date hereof or issued after the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute, and any rule or regulation issued thereunder.

“ERISA Group” means the Parent, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Parent or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Executive Officer” shall mean with respect to any Person, the Chief Executive Officer, President, Vice Presidents (if elected by the Board of Directors of such Person or, in the absence of such a Board, other persons performing similar functions as a Board of Directors), Chief Financial Officer, Treasurer, Secretary and any Person holding comparable offices or duties (if elected by the Board of Directors of such Person or, in the absence of such a Board, other persons performing similar functions as a Board of Directors).

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Financial Officer” means with respect to the Parent or the Originator, any of the Chief Financial Officer, Vice President of Finance, Treasurer, and Controller.

“GAAP” means generally accepted accounting principles in effect in the United States of America as of the date of this Agreement.

“General Ledger Trial Balance” for the Originator on any date means the Originator’s (or the Servicer’s) accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) on such date, listing Obligors and the Receivables respectively owed by such Obligors on such date together with the aged Outstanding Balances of such Receivables, in form and substance satisfactory to the Buyer.

“Gift Shop Receipts” means all cash paid to the Originator for purchases from its gift shop or cafeteria.

“Government Receivable” means any Receivable with respect to which the Obligor is a Governmental Entity.

“Governmental Entity” means the United States of America, any state, any political subdivision of a state and any agency or instrumentality of the United States of America or any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Payments from Governmental Entities shall be deemed to include payments governed under the Social Security Act (42 U.S.C. § 1395, et seq.), including payments under Medicare, Medicaid and TRICARE, and payments administered or regulated by CMS.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep–well, to purchase assets, goods, securities or services, to take–or–pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Indemnified Amounts” has the meaning set forth in Section 6.1.

“Indemnified Party” has the meaning set forth in Section 6.1.

“Initial Cutoff Date” means the close of business on the Business Day immediately preceding the date of this Agreement.

“Lease Receivable” means the right of the Originator to receive payment for the use of its land, buildings and other improvements.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Local Deposit Account” means an account in the name of the Originator into which Gift Shop Receipts and proceeds of Receivables are deposited.

“Lock-Box” means a post office box administered by a bank to which payments in respect of Receivables are mailed.

“Material Adverse Effect” means (i) any material adverse effect on (A) the ability of the Performance Guarantor to perform its obligations under the Performance Undertaking, or (B) the ability of the Originator to perform its obligations under the Transaction Documents to which it is a party, (ii) any material adverse effect on the legality, validity or enforceability of the Agreement or any other Transaction Document, or (iii) any material adverse effect on the interest of Buyer (or Buyer’s assigns) in the Transferred Assets generally or in any significant portion of the Transferred Assets (other than any adverse effects resulting from Purchased Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor).

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000.

“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Secs. 1396 et seq.) and any statutes succeeding thereto.

“Medicare” means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Secs. 1395 et seq.) and any statutes succeeding thereto.

“Moody’s” means Moody’s Investors Service, Inc.

“Monthly Reporting Date” means the 15th day of each month after the date of this Agreement or, if any such day is not a Business Day, the next Business Day thereafter.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five–year period.

“New Sweep Account” means account no. 81884-16729 in the Collection Agent’s name at Bank of America, N.A., in Chicago, Illinois.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Organizational Documents” means, for any Person, the documents for its formation and organization, which, for example, (a) for a corporation are its corporate charter and bylaws, (b) for a partnership are its certificate of partnership (if applicable) and partnership agreement, (c) for a limited liability company are its certificate of formation or organization and its operating agreement, regulations or the like and (d) for a trust is the trust agreement, declaration of trust, indenture or bylaws under which it is created.

“Original Balance” means, with respect to any Receivable coming into existence after the Initial Cutoff Date, the Outstanding Balance of such Receivable on the date it was created.

“Originator” has the meaning set forth in the preamble to the Agreement.

“Outstanding Balance” means at any time (i) with respect to any Receivable, the then outstanding principal balance thereof and (ii) with respect to any Participation Interest, the then outstanding principal balance of the underlying Receivable. Any sales or use tax billed in connection with a Receivable is not included in the Outstanding Balance.

“Parent” means Universal Health Services, Inc., a Delaware corporation.

“Participated Receivable” means any Government Receivable which is the subject of a Purchased Participation Interest.

“Participation Interest” means, with respect to the Originator, a 100% beneficial interest in the Originator’s right, title and interest, whether now owned or hereafter arising and wherever located, in, to and under (i) each Government Receivable owned by the Originator, (ii) all Related Security and Collections with respect to such Government Receivable and (iii) all proceeds of such Government Receivable, Related Security, and Collections.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means, at any time, an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA

Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Private Receivable” means any Receivable other than a Government Receivable.

“Purchase” means a purchase by the Buyer of Receivables and/or Participation Interests from the Originator pursuant to Article I.

“Purchase Date” means each day on which a Purchase is made pursuant to Article II.

“Purchase Price” for any Purchase means an amount equal to the sum of (a) the Outstanding Balance of the Receivables that are the subject of such Purchase as set forth in the Originator’s General Ledger Trial Balance, minus the Discount for such Purchase, plus (b) the aggregate amount of the Gift Shop Receipts that are the subject of such Purchase.

“Purchase Price Credit” has the meaning set forth in Section 1.5 of the Agreement.

“Purchase Report” has the meaning set forth in Section 1.3(f) of the Agreement.

“Purchased Participation Interest” means any Participation Interest which is purchased or purported to be purchased by the Buyer pursuant to Article II.

“Purchased Pool Aging Horizon” means, as of the last day of the Reference Month, the ratio (expressed as a decimal) computed by dividing (i) the aggregate Net Billings generated by the Originator during the 5 months ending on such day, by (ii) the Outstanding Balance of all Purchased Private Receivables and Purchased Participation Interests as of such day.

“Purchased Pool Aging Ratio” means, as of the last day of the Reference Month, the ratio (expressed as a percentage) computed by dividing (x) the total amount of Receivables which became Purchased Pool Aged Receivables during the Reference Month, by (y) the aggregate Net Billings generated by the Originator during the calendar month occurring 5 months prior to the Reference Month.

“Purchased Pool Aged Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 151 days or more from the original billing date of the related invoice.

“Purchased Receivable” means a Private Receivable which is purchased or purported to be purchased by the Buyer pursuant to Article I.

“Receivable” means all indebtedness and other obligations owed to the Originator (at the times it arises, and before giving effect to any transfer or conveyance under this Agreement) (including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible) arising in connection with the sale of goods or the rendering of services by the Originator to customers that are domiciled in the United States and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided, further, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless or whether the account debtor or the Originator treats such indebtedness, rights or obligations as a separate payment obligation.

“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefore and the related Obligor.

“Reference Month” means, at any time, the then most recently ended calendar month.

“Related Security” means (a) with respect to any Receivable:

(i) all of the Originator’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale, financing or lease of which by the Originator gave rise to such Receivable, and all insurance contracts with respect thereto,

(ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(iii) all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iv) all service contracts and other contracts and agreements associated with such Receivable,

(v) all Records related to such Receivable,

(vi) all of the Originator’s right, title and interest (if any) in each Lock-Box and each Collection Account, and

(vii) all proceeds of any of the foregoing; and

(b) with respect to any Participation Interest, the rights and assets described in clauses (i)-(vii) above with respect to the Government Receivable that is the subject of such Participation Interest.

“Reportable Event” has the meaning set forth in Section 403(b) of ERISA.

“Required Capital Amount” means, as of any date of determination, an amount equal to the product of (a) 1.5 times the product of the Purchased Pool Aging Ratio times the Purchased Pool Aging Horizon, and (b) the Outstanding Balance of all Purchased Private Receivables and Purchased Participation Interests as of such date.

“Review” has the meaning set forth in Section 4.1(d).

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Servicer” means at any time the Person then authorized to service, administer and collect Receivables, which Person initially shall be UHS of Delaware, Inc.

“Settlement Date” means, with respect to each Calculation Period, the date that is the 15th calendar day of the month following such Calculation Period.

“Subordinated Loan” means a subordinated loan deemed to be made by the Originator to the Buyer on a Purchase Date in the amount of any Deferred Purchase Price.

“Subordinated Note” means a promissory note in substantially the form of Exhibit V hereto, duly executed by the Buyer in favor of the Originator, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or, in the absence of such a Board, other persons performing similar functions as a Board, are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Parent. In addition, the term “Subsidiary” shall include, without limitation, each partnership or limited liability company in which the Parent or one of its Subsidiaries is a partner or member, as the case may be, which operates surgical care centers or other health care facilities.

“Tangible Net Worth” means, as to the Buyer, the excess, if any, of (a) the gross book value of its assets, net of depreciation and other proper reserves, less its goodwill and other intangible assets, over (b) total liabilities, in each case, determined in accordance with GAAP.

“Tax Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Termination Date” means the earliest to occur of (i) the Business Day immediately prior to the occurrence of a Termination Event set forth in Section 5.1(f) with respect to the Originator, (ii) the Business Day specified in a written notice from Buyer to the Originator following the occurrence of any other Termination Event, and (iii) the date which is 10 Business Days after Buyer’s receipt of (a) written notice from the Originator that it wishes to terminate its participation in the facility evidenced by this Agreement, and (b) a revised Monthly Report for the month most recently ended giving pro forma effect to the Originator’s withdrawal from this Agreement.

“Termination Event” has the meaning set forth in Section 5.1 of the Agreement.

“Transaction Documents” means, collectively, this Agreement, the Subordinated Note, the Performance Undertaking, and all other instruments, documents and agreements executed and delivered in connection herewith.

“Transferred Assets” means, collectively, (a) all Gift Shop Receipts, (b) all Purchased Receivables and Contributed Receivables, together with all Collections, Related Security and proceeds related thereto, and (c) all Purchased Participation Interests and Contributed Participation Interests, together with all Collections, Related Security and proceeds related thereto, and “Transferred Asset” means any of the foregoing.

“TRICARE” means the Civilian Health and Medical Program of the Uniformed Services formerly known as CHAMPUS, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation and established pursuant to 10 U.S.C. §§ 1071-1106, and all regulations promulgated thereunder including without limitation (a) all federal statutes (whether set forth in 10 U.S.C. §§ 1071-1106 or elsewhere) affecting CHAMPUS or TRICARE and (b) all rules, regulations (including 32 CFR 199), manuals, orders and administrative, reimbursement and other guidelines of all Governmental Entities (including, without limitation, the Department of Health and Human Services, the Department of Defense, the Department of Transportation, the Assistant Secretary of Defense (Health Affairs) and the Office of Military Medical Support, or any Person or entity succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing (whether or not having the force of law) in each case, as amended, supplemented or otherwise modified from time to time.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Unmatured Termination Event” means an event that, with the passage of time or the giving of notice, or both, would constitute a Termination Event.

“Wachovia” means Wachovia Bank, National Association in its individual capacity and its successors.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.